Exhibit 2.1

Execution Version

THIRD AMENDMENT TO ARRANGEMENT AGREEMENT

THIS AMENDING AGREEMENT dated March 31, 2021

AMONG:

TORCHLIGHT ENERGY REOURCES, INC., a corporation existing under the Laws of the State of Nevada (“RTO Acquiror”)

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METAMATERIAL EXCHANGECO INC., a corporation existing under the Laws of the Province of Ontario and formerly named 2798832 ONTARIO INC. (“Canco”)

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2798831 ONTARIO INC., a corporation existing under the Laws of the Province of Ontario (“Callco”)

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METAMATERIAL INC., a corporation existing under the Laws of the Province of Ontario (“Meta”)

RECITALS:

A.	On December 14, 2020, the Parties entered into the arrangement agreement, as amended by amendments to the arrangement agreement dated February 3, 2021 and March 11, 2021 (collectively, the “Arrangement Agreement”).
B.	The Parties wish to amend the Arrangement Agreement on the terms and conditions contained in this third amending agreement (the “Third Amending Agreement”).
C.	Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Arrangement Agreement.

THIS AMENDING AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

1.	The first sentence of Section 2.11(a) of the Arrangement Agreement is deleted in its entirety and replaced with the below:

RTO Acquiror shall take all action necessary under applicable Law to call and give notice of the RTO Acquiror Meeting by no later than April 15, 2021 and to hold the RTO Acquiror Meeting by no later than May 10, 2021, to vote on the (i) transactions contemplated by this Agreement, (ii) issuance of RTO Acquiror Shares pursuant to this Agreement and the Plan of Arrangement, (iii) RTO Acquiror Amended and Restated Articles and RTO Acquiror Amended and Restated Bylaws, (iv) Sale, (v) change of control of RTO Acquiror resulting from the transaction contemplated by this Agreement pursuant to rules of NASDAQ, (vi) Reverse Split, (vii) increase in the number of authorized shares of RTO Acquiror to an amount to be determined by Meta and to create a Special Voting Share in the capital of RTO Acquiror, (viii) 2020 Equity Incentive Plan of RTO Acquiror, and if required by Meta, the 2020 Employee Stock Purchase Plan of RTO Acquiror, each in the form provided by Meta and reasonably acceptable to RTO Acquiror, in each case such adoption to be effective upon consummation of the transactions contemplated by this Agreement, and (ix) the RTO Acquiror Board Matters (collectively, the “RTO Acquiror Shareholder Approval Matters”).

2.	Except as otherwise expressly provided herein, the Arrangement Agreement is hereby ratified and confirmed in all respects and shall remain and continue in full force and effect.
3.	The Parties hereby agree that on and after the date first referenced above, each reference in the Arrangement Agreement to “this Agreement” shall mean and be a reference to the Arrangement Agreement, as amended by this Third Amending Agreement.
4.	This Third Amending Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Third Amending Agreement. EACH PARTY TO THIS THIRD AMENDING AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS THIRD AMENDING AGREEMENT.
5.	Each Party hereto shall, from time to time, and at all times hereafter, at the request of any other Party, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof and the transactions contemplated hereby.
6.	This Third Amending Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile, portable document format or similar executed electronic copy of this Third Amending Agreement, and such facsimile, portable document format or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF RTO Acquiror, Canco, Callco and Meta have caused this Third Amending Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TORCHLIGHT ENERGY REOURCES, INC
By:	/s/ John A. Brda
Name: John A. Brda
Title: Chief Executive Officer

METAMATERIAL EXCHANGECO INC.
By:	/s/ John A. Brda
Name: John A. Brda
Title: Chief Executive Officer

2798831 ONTARIO INC.
By:	/s/ John A. Brda
Name: John A. Brda
Title: Chief Executive Officer

METAMATERIAL INC.
By:	/s/ George Palikaras
Name: George Palikaras
Title: Chief Executive Officer

[Third Amending Agreement – Arrangement Agreement]